                                    EXHIBIT 5

                        Opinion of Baker & Hostetler LLP,
                   regarding legality of shares being offered

                                November 28, 2000


Galaxy Nutritional Foods, Inc.
2441 Viscount Row
Orlando, Florida 32809

Gentlemen:

         We have acted as counsel for Galaxy Nutritional Foods, Inc., a Delaware corporation (the "Company"), in connection with the registration of 815,000 shares of common stock of the Company, par value $.01 per share (the "Shares"), pursuant to the Registration Statement of Form S-3 filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), and the proposed sale of the Shares by FINOVA Mezzanine Capital Inc., a Tennessee corporation (the "Selling Stockholder"), in accordance with the Registration Statement.

         Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that upon the Selling Stockholder's exercise of the warrants pursuant to which the Shares are issuable, and the Company's issuance of the Shares upon such exercise, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement.

                                                        Very truly yours,

                                                        BAKER & HOSTETLER LLP